zum Tobel & Ling, LLP
                                7385 Nautica Way
                               Lake Worth, FL 33467
                                   561.963.9727




Date:      January 4, 2000


To:        Securities and Exchange Commission


Re: The change in accountants of 1st Discount Brokerage, Inc. ( subsidiary of 1st Internet Group, Inc.).


The change in accountants resulted from zum Tobel & Ling, LLP resigning. The resignation was the result of P. Jason Ling, CPA being employed by 1st Internet Group, Inc. as the CFO and the resulting loss of independence required by Generally Accepted Auditing Standards to perform a financial statement audit.

During the period that zum Tobel & Ling, LLP was engaged by the firm there were no problems with the firm's accounting principles or practices, financial statement disclosures, auditing scope or procedure, or compliance with applicable rules of the Securities & Exchange Commission. The last audit report of the financial statements dated 12/31/98 did not contain an adverse opinion, a disclaimer of opinion, nor was it qualified as to uncertainties, audit scope, or accounting principles.


Sincerely,


/s/ P. JASON LING
P. Jason Ling, CPA
For the firm